UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 15, 2012

(Date of earliest event reported)

First Financial Service Corporation

(Exact name of registrant as specified in its charter)

Securities and Exchange Commission File Number: 0-18832

KENTUCKY	61-1168311
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2323 Ring Road, Elizabethtown, Kentucky, 42701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (270) 765-2131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 15, 2012, First Federal Savings Bank of Elizabethtown, Inc. (“First Federal”), the banking subsidiary of First Financial Service Corporation (the “Company”), entered into a Branch Purchase Agreement (the “Agreement”) with First Security Bank of Owensboro, Inc., the banking subsidiary of First Security, Inc. (“First Security”), headquartered in Owensboro, Kentucky. The agreement provides for the sale of First Federal’s four retail banking offices in Louisville, Kentucky to First Security.

Under the terms of the Agreement, First Security will assume approximately $217 million of deposit liabilities related to the four branches. First Security will pay a deposit premium of approximately $3.6 million comprised of a premium of 2.00% on approximately $160 million of deposits and a premium ranging from 0% to 1.00% on approximately $57 million of other deposits. First Security will also assume performing loans related to the four branches at a 1.00% discount. The loans being assumed totaled approximately $74 million at March 31, 2012.

This transaction, combined with the impending sale of four southern Indiana branches announced earlier this year, is projected to increase the bank’s Tier I capital ratio from 5.99% to over 8.70% % and the bank’s total risk-based capital ratio from 10.70% to over 13.00%, based on March 31, 2012 financial information. Under the terms of its consent order, the Company must reach a Tier I capital ratio of 9.00%.

The sale is expected to be completed in the third quarter of 2012, subject to First Security raising additional capital, regulatory approval and other customary closing conditions.

The description of the Agreement contained in this Item 1.01 is qualified in its entirety by the terms of the Agreement, a copy of which is attached as Exhibit 10.1 to this report and incorporated herein by reference.

Item 8.01	Other Events

On May 15, 2012, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits

Number	Description

10.1	Branch Purchase Agreement dated as of May 15, 2012

99.1	Press Release dated May 15, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL SERVICE CORPORATION

Date: May 21, 2012	By: /s/	Gregory S. Schreacke
Gregory S. Schreacke
President

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